SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                     1-10662
                             Commission File Number

                            CROSS TIMBERS OIL COMPANY
             (Exact name of registrant as specified in its charter)

                               810 Houston Street
                            Fort Worth, Texas  76102
                                 (817) 870-2800
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           5 1/4% Convertible Subordinated Notes due November 1, 2003
            (Title of each class of securities covered by this Form)

                          Common Stock, $.01 Par Value
              Series A Convertible Preferred Stock, $.01 Par Value
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [ ]       Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)     [ ]       Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)      [X]

Approximate number of holders of record as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, Cross Timbers Oil Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   CROSS TIMBERS OIL COMPANY


Date:  March 24, 1997                   By:  /s/ Louis G. Baldwin
                                             Louis G. Baldwin, Senior Vice
                                             President and Chief Financial
                                             Officer